As filed with the Securities and Exchange Commission on October 1, 2025.

Registration No. 333-290641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	95-4078884
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Deer Park Drive, Suite 204

Monmouth Junction, NJ 08512

Phone: (609) 495-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen T. Wills

Executive Vice President, Chief Financial Officer

and Chief Operating Officer

11 Deer Park Drive, Suite 204

Monmouth Junction, NJ 08512

Phone: (609) 495-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faith L. Charles, Esq. Thompson Hine LLP 300 Madison Avenue, 27th Floor New York, New York 10017 Phone: (212) 344-5680	Stephen A. Slusher, Esq. Chief Legal Officer 11 Deer Park Drive, Suite 204 Monmouth Junction, NJ 08512 Phone: (609) 495-2200	Ron Ben-Bassat, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, New York 10020 Phone: (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Palatin Technologies, Inc. is filing this Amendment No. 1 (this “Amendment No. 1”) to the Registration Statement on Form S-1 (Registration No. 333-290641), originally filed on October 1, 2025 (the “Registration Statement”), as an exhibits-only filing to provide an executed auditor consent as Exhibit 23.2. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

No additional securities are being registered under this Amendment No. 1. All applicable registration fees were previously paid.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$7,989.31
Accountant’s fees and expenses	$20,000
Legal fees and expenses	$75,000
Miscellaneous fees and expenses	$1,000
Total expenses	$103,989.31

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws require us to indemnify our directors, officers, employees and agents against the costs (including fines, judgments and attorney fees) from involvement in legal proceedings arising from their position or service, provided that the person seeking indemnification acted:

•	in good faith;

•	in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Certificate of Incorporation and Bylaws allow us to buy indemnification insurance for this purpose.

Our Certificate of Incorporation provides that, to the fullest extent permissible under Delaware law, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) violating Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

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Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding unregistered securities sold by us within the past three years.

●

On June 10, 2025, we entered into a securities purchase agreement with certain accredited investors, pursuant to which we issued, in a private placement, (i) an aggregate of 3,400 shares of the Company’s Series D Convertible Preferred Stock, initially convertible into 61,816 shares of the Company’s Common Stock and (ii) Series I Common Stock purchase warrants to purchase up to an aggregate of 123,636 shares of Common Stock. The preferred stock and Series I Common Stock purchase warrants were sold at a combined offering price of $5.50.

●

On February 6, 2025, we entered into a securities purchase agreement with the investor named on the signature page thereto, pursuant to which we issued, in a private placement, Series E common stock purchase warrants to purchase up to 93,760 shares of common stock. The warrants and accompanying shares of common stock or pre-funded warrants (which were sold in a concurrent registered direct offering) were offered at a combined offering price of $50.00. A.G.P./Alliance Global Partners acted as lead placement agent and Laidlaw & Company (UK) Ltd., as co-placement agent in connection with such private placement.

●

On December 13, 2024, we entered into a letter agreement with a holder of outstanding common stock purchase warrants. To induce the exercise of a portion of such existing warrants by the holder, we agreed to adjust the exercise price of such portion of the existing warrants to $43.75. Pursuant to the letter agreement, the holder agreed to exercise, for cash, the existing warrants to purchase an aggregate of 78,153 shares of common stock (which were registered under certain of our registration statements filed with the SEC) at the adjusted exercise price in exchange for our agreement to issue to the holder Series C common stock purchase warrants to purchase 78,153 shares of common stock and Series D common stock purchase warrants to purchase 39,076 shares of common stock. We received aggregate gross proceeds of approximately $3.4 million from the exercise of the existing warrants by the holder.

●

On June 20, 2024, we entered into a letter agreement with a holder of outstanding common stock purchase warrants, pursuant to the holder agreed to exercise, for cash, existing warrants to purchase, in the aggregate, 64,666 shares of common stock (which were registered under certain of our registration statements filed with the SEC) in exchange for our agreement to (i) lower the exercise price to $94.00 per share for the 64,666 existing warrants being exercised pursuant to the letter agreement and (ii) issue an aggregate of 96,998 warrants to purchase shares of common stock, comprised of Series A common stock purchase warrants to purchase 54,545 shares of common stock and Series B common stock purchase warrants to purchase 42,453 shares of our common stock. We received aggregate gross proceeds of approximately $6.1 million from the exercise of the existing warrants by the holder.

●

On January 29, 2024, we entered into a securities purchase agreement with the investors named on the signature page thereto, pursuant to which we issued, in a private placement, common stock purchase warrants exercisable for an aggregate of 36,630 shares of common stock. The warrants and accompanying shares of common stock (which were sold in a concurrent registered direct offering) were offered at a combined offering price of $273.00. H.C. Wainwright & Co., LLC acted as exclusive placement agent in connection with such private placement, and we issued to certain designees of H.C. Wainwright & Co., LLC as part of the compensation payable to H.C. Wainwright & Co., LLC warrants exercisable for an aggregate of 1,831 shares of common stock.

●

On October 20, 2023, we entered into a securities purchase agreement with the investor named on the signature page thereto, pursuant to which we issued, in a private placement, common stock purchase warrants exercisable for an aggregate of 47,170 shares of common stock. The warrants and accompanying shares of common stock (which were sold in a concurrent registered direct offering) were offered at a combined offering price of $106.00. H.C. Wainwright & Co., LLC acted as exclusive placement agent in connection with such private placement, and we issued to certain designees of Wainwright as part of the compensation payable to H.C. Wainwright & Co., LLC warrants exercisable for an aggregate of 2,358 shares of common stock.

●

On May 12, 2022, we issued and sold 8,100,000 shares of Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) and 900,000 shares of Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) pursuant to a securities purchase agreement, dated May 11, 2022. Each share of Series B Preferred Stock and Series C Preferred Stock had a purchase price of $1.67. The investors in the Series B Preferred Stock and Series C Preferred Stock also received warrants to purchase up to 1,333 shares of common stock at an exercise price of $625.00 per share, which expire on May 11, 2026. Total gross proceeds from the offering, before expenses, were $15,000,000 which was deposited in an escrow account. The escrowed proceeds were presented as a deduction to the Series B Preferred Stock and Series C Preferred Stock on the Company’s consolidated balance sheet. In November 2022, the investors provided the Company with Notices of Redemption, electing to have the Series B and Series C Preferred Stock redeemed in cash. Accordingly, the Company and investors directed the escrow agent for the escrow account to release $15,750,000 to the investors, comprising the total gross proceeds from the offering of $15,000,000 and a fee of $750,000.

We believe the offers, sales and issuances of the above securities by us were exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) of the Securities Act as transactions not involving a public offering. All of the investors were accredited investors as such term is defined in Rule 501 under the Securities Act. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates, notes and warrants issued in these transactions, as applicable. All recipients had adequate access, through their relationships with us, to information about our Company. The sales of these securities were made without any general solicitation or advertising.

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Item 16. Exhibits and Financial Statement Schedules

The exhibits listed below are filed as part of this registration statement:

Exhibit Number	Description	Filed Herewith	Form	Filing Date	SEC File No.
1.1	Underwriting Agreement		S-1	October 1, 2025	333-290641
3.1	Restated Certificate of Incorporation, as amended.		10-K	September 27, 2013	001-15543
3.2	Certificate of Decrease of Series A Convertible Preferred Stock.		10-Q	May 16, 2022	001-15543
3.3	Certificate of Amendment of Restated Certificate of Incorporation.		8-K	August 31, 2022	001-15543
3.4	Amended and Restated Bylaws.		8-K	September 17, 2021	001-15543
3.5	Certificate of Designation of the Rights, Powers, Preferences, Privileges, and Restrictions of the Series D Convertible Preferred Stock of Palatin Technologies, Inc.		8-K	June 13, 2025	001-15543
3.6	Certificate of Amendment to Restated Certificate of Incorporation, filed with Delaware Secretary of State on August 6, 2025		8-K	August 8, 2025	001-15543
4.1	Reference is made to Exhibits 3.1 through 3.4.				001-15543
4.2	Form of Pre-Funded Warrant.		8-K	May 8, 2025
4.3	Form of Series F Common Warrant		8-K	May 8, 2025	001-15543
4.4	Form of Series G Common Warrant		8-K	May 8, 2025	001-15543
4.5	Form of Series H Common Warrant		8-K	May 8, 2025	001-15543
4.6	Form of Series I Common Warrant		8-K	June 13, 2025	001-15543
4.7	Form of Pre-Funded Warrant		S-1	October 1, 2025	333-290641
4.8	Form of Series J Common Warrant		S-1	October 1, 2025	333-290641
4.9	Form of Series K Common Warrant		S-1	October 1, 2025	333-290641
4.10	Form of Underwriter Warrant to Purchase Common Stock		S-1	October 1, 2025	333-290641
5.1	Opinion of Thompson Hine LLP.		S-1	October 1, 2025	333-290641
10.1†	1996 Stock Option Plan, as amended.		10-K	September 28, 2009	001-15543
10.2†	Form of Option Certificate (Incentive Option) Under the 2005 Stock Plan.		8-K	September 21, 2005	001-15543
10.3†	Form of Incentive Stock Option Agreement-Standard Under the 2005 Stock Plan.		8-K	September 21, 2005	001-15543
10.4†	Form of Option Certificate (Non-Qualified Opinion) Under the 2005 Stock Plan.		8-K	September 21, 2005	001-15543
10.5†	Form of Non-Qualified Stock Option Agreement Under the 2005 Stock Plan.		8-K	September 21, 2005	001-15543
10.6†	2007 Change in Control Severance Plan.		10-Q	February 8, 2008	001-15543
10.7†	2005 Stock Plan, as amended.		10-Q	May 15, 2009	001-15543
10.8†	Form of Executive Officer Option Certificate.		10-Q	May 14, 2008	001-15543
10.9†	Form of Amended Restricted Stock Unit Agreement.		10-Q	May 14, 2008	001-15543
10.10†	Form of Amended Option Certificate (Incentive Option) Under the 2005 Stock Plan.		10-Q	May 14, 2008	001-15543
10.11†	2011 Stock Incentive Plan, as amended, restated and adopted by the stockholders on June 20, 2023.		10-K	September 28, 2023	001-15543
10.12†	Form of Restricted Share Unit Agreement Under the 2011 Stock Incentive Plan.		10-Q	May 13, 2011	001-15543
10.13†	Form of Nonqualified Stock Option Agreement Under the 2011 Stock Incentive Plan.		10-Q	May 13, 2011	001-15543
10.14†	Form of Incentive Stock Option Agreement Under the 2011 Stock Incentive Plan.		10-Q	May 13, 2011	001-15543
10.15†	Amended Form of Restricted Share Unit Agreement Under the 2011 Stock Incentive Plan.		10-Q	February 12, 2016	001-15543
10.16†	Amended Form of Performance-Based Restricted Share Unit Agreement Under the 2011 Stock Incentive Plan.		10-Q	February 12, 2016	001-15543
10.17†	Amended Form of Restricted Share Unit Agreement for Non-Employee Directors Under the 2011 Stock Incentive Plan.		10-Q	February 12, 2016	001-15543
10.18

Amended and Restated Venture Loan and Security Agreement, dated July 2, 2015, by and between Palatin Technologies, Inc. and Horizon Technology Finance Corporation, Fortress Credit Co LLC, Horizon Credit II LLC and Fortress Credit Opportunities V CLO Limited.

			8-K	July 7, 2015	001-15543
10.19††	License Agreement, dated January 8, 2017, by and between AMAG Pharmaceuticals, Inc. and Palatin Technologies, Inc.		10-Q	February 10, 2017	001-15543

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10.218††	License Agreement, dated September 6, 2017, by and between Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. and Palatin Technologies, Inc.	10-Q	November 13, 2017	001-15543
10.21††	Employment Agreement, effective as of July 1, 2022, between Carl Spana and Palatin Technologies, Inc.	8-K	June 24, 2022	001-15543
10.22†	Employment Agreement, effective as of July 1, 2022, between Stephen T. Wills and Palatin Technologies, Inc.	8-K	June 24, 2022	001-15543
10.23†	Termination Agreement, dated July 24, 2020, between AMAG Pharmaceuticals, Inc. and Palatin Technologies, Inc.	8-K	July 27, 2020	001-15543
10.24	Manufacturing Services Agreement, dated as of June 1, 2019, by and between Lonza Ltd. and Palatin Technologies, Inc. (as assignee of AMAG Pharmaceuticals, Inc.).	10-K	September 25, 2020	001-15543
10.25†††	Supply Agreement, dated as of December 20, 2018, by and between Ypsomed AG and Palatin Technologies, Inc. (as assignee of AMAG Pharmaceuticals, Inc.).	10-K	September 25, 2020	001-15543
10.26	Equity Distribution Agreement, dated April 12, 2023, between Canaccord Genuity LLC and Palatin Technologies, Inc.	8-K	April 12, 2023	001-15543
10.27	Form of Securities Purchase Agreement, dated October 20, 2023, between Palatin Technologies, Inc. and the Purchasers named therein.	8-K	October 24, 2023	001-15543
10.28	Form of Pre-Funded Common Stock Purchase Warrant.	8-K	October 24, 2023	001-15543
10.29	Form of Common Stock Purchase Warrant, dated October 24, 2023.	8-K	October 24, 2023	001-15543
10.30	Form of Placement Agent Common Stock Purchase Warrant, dated October 24, 2023.	8-K	October 24, 2023	001-15543
10.31	Form of Securities Purchase Agreement, dated January 29, 2024, by and between Palatin Technologies, Inc. and the Purchasers named therein.	8-K	February 1, 2024	001-15543
10.32	Form of Common Stock Purchase Warrant, dated February 1, 2024.	8-K	February 1, 2024	001-15543
10.33	Form of Placement Agent Common Stock Purchase Warrant, dated February 1, 2024.	8-K	February 1, 2024	001-15543
10.34	Form of January 24, 2024 Amendment to the Placement Agent Warrants issued on November 2, 2022 and October 24, 2023.	10-Q	February 14, 2024	001-15543
10.35	Form of January 24, 2024 Amendment to the Private Warrants issued to the Investor of November 2, 2022 and October 24, 2023.	10-Q	February 14, 2024	001-15543
10.36	Asset Purchase Agreement entered into December 19, 2023, between the Company and Cosette Pharmaceuticals, Inc.	10-Q	February 14, 2024	001-15543
10.37	Inducement Letter, dated June 20, 2024.	8-K	June 21, 2024	001-15543
10.38	Form of Series A Common Stock Purchase Warrant, dated June 24, 2024.	8-K	June 21, 2024	001-15543
10.39	Form of Series B Common Stock Purchase Warrant, dated June 24, 2024.	8-K	June 21, 2024	001-15543
10.40	Inducement Letter, dated December 13, 2024.	8-K	December 16, 2024	001-15543
10.41	Form of Series C Common Stock Purchase Warrant, dated December 17, 2024.	8-K	December 16, 2024	001-15543
10.42	Form of Series D Common Stock Purchase Warrant, dated December 17, 2024.	8-K	December 16, 2024	001-15543
10.43	Form of Securities Purchase Agreement, dated February 6, 2025, by and between the Company and the Purchasers named therein.	8-K	February 10, 2025	001-15543
10.44	Placement Agency Agreement, dated February 6, 2025, between the Company, A.G.P./Alliance Global Partners, and Laidlaw & Company (UK) Ltd.	8-K	February 10, 2025	001-15543
10.45	Form of Pre-Funded Common Stock Purchase Warrant, issued on or about February 10, 2025	8-K	February 10, 2025	001-15543
10.46	Form of Series E Common Stock Purchase Warrant, issued on or about February 10, 2025	8-K	February 10, 2025	001-15543
10.47	Common Stock Sales Agreement, dated as of February 11, 2025, by and between the Company and A.G.P./Alliance Global Partners.	8-K	February 12, 2025	001-15543
10.48	Form of Securities Purchase Agreement, by and between the Company and the Purchasers named therein.	8-K	May 8, 2025	001-15543
10.49	Form of Placement Agency Agreement, between the Company, A.G.P./Alliance Global Partners, and Laidlaw & Company (UK) Ltd.	8-K	May 8, 2025	001-15543
10.50	Form of Securities Purchase Agreement, dated June 10, 2025, by and between the Company and the purchasers named therein.	8-K	June 13, 2025	001-15543
21.1	Subsidiaries of the registrant.	10-K	September 23, 2025	001-155434
23.1	Consent of Thompson Hine LLP (included in Exhibit 5.1 to this Registration Statement).	S-1	October 1, 2025	333-290641
23.2	Consent of Independent Registered Public Accounting Firm.	X
24.1	Power of Attorney (included on signature page).	S-1	October 1, 2025	333-290641
107	Filing Fee Table.	S-1	October 1, 2025	333-290641

†	Management contract or compensatory plan or arrangement.
††	Confidential treatment granted as to certain portions of the exhibit, which portions are omitted and filed separately with the SEC.
†††

Portions of the exhibit are omitted pursuant to Regulation S-K Item 601(b)(10). The Registrant agrees to furnish to the U.S. Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request. The confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference into this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cranbury, State of New Jersey, on October 1, 2025.

Palatin Technologies, Inc.

By:	/s/Carl Spana
	Name:	Carl Spana, Ph.D.
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed below by the following persons in the capacities indicated as of October 1, 2025.

Signatures	Title

/s/ Carl Spana	President, Chief Executive Officer and Director (Principal Executive Officer)
Carl Spana

*	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Stephen T. Wills	(Principal Financial and Accounting Officer)
*
John K.A. Prendergast	Chairman and Director
*
Alan W. Dunton	Director
*
Arlene M. Morris	Director

* By:	/s/Carl Spana
Name:	Carl Spana
Title:	Attorney-in-fact

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